Exhibit 1

Oi S.A. – In Judicial Reorganization Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43 Company Registry (NIRE) No. 33.3.0029520-8 Publicly-held Company

MATERIAL FACT

Submission of the new version of the Judicial Reorganization Plan

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), pursuant to Article 157, Paragraph 4, of Law No. 6,404/76 and under CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that, given the approval by the Board of Directors of the Company, by majority, at a meeting held on October 10, 2017, of adjustments to the terms and conditions of the Judicial Reorganization Plan of Oi and its subsidiaries Oi Móvel S.A. – In Judicial Reorganization, Telemar Norte Leste S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, Portugal Telecom International Finance BV – In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization, submitted on September 5, 2016, as well as of its submission to the 7th Corporate Court of the Judicial District of the Capital of Rio de Janeiro, where the Judicial Reorganization is pending, the new version of the Judicial Reorganization Plan was filed today, in compliance with the deadline set by the Court.

The companies under judicial reorganization have reserved the right to supplement the filling with additional documents and the translations of related documents.

The new version of the Plan is available to the shareholders at the Company’s headquarters and for download on its website (www.oi.com.br/ri), as well as on the website of the Court of Justice of the State of Rio de Janeiro (www.tjrj.jus.br). A copy of this material is also available on the system of the Brazilian Securities and Exchange Commission, or CVM, called Empresas.NET (www.cvm.gov.br), in addition to the website of the São Paulo Stock Exchange, B3 S.A. – Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). A copy of the material submitted to the CVM, translated into English, will also be sent, as soon as possible, to the US Securities and Exchange

Commission as per Form 6-K.

The Company will keep its shareholders and the market informed about the developments of the matters addressed under this Material Fact.

Rio de Janeiro, October 11, 2017.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer